[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act Of 1933, as amended.
Exhibit 10.14.2
SECOND AMENDMENT
TO
LICENSE AGREEMENT
This Second Amendment (the “Amendment”) is entered into as of February 10, 2006 (the “Second Amendment Date”) to modify the terms of the License Agreement (the “License Agreement”) dated as of March 15, 2004 (as first amended April 5, 2005), by and between DAIICHI ASUBIO PHARMA CO., LTD., a corporation organized and existing under the laws of Japan and having its registered office at 9-11, Akasaka 2-chome, Minato-ku, Tokyo 107-8541, Japan (hereinafter referred to as “DAP”) and REPLIDYNE, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal business office at 1450 Infinite Drive, Louisville, Colorado 80027, U.S.A. (hereinafter referred to as “REPLIDYNE”). DAP and REPLIDYNE are sometimes referred to collectively herein as the “Parties” or individually as a “Party.”
WITNESSETH:
WHEREAS, DAP and REPLIDYNE have entered into the License Agreement regarding the development and commercialization of Faropenem Medoxomil for the United States and Canadian markets;
WHEREAS, REPLIDYNE has reached an agreement in principle with Forest Laboratories, Inc. and its affiliates (“Forest”) for the sublicense of certain rights under the License Agreement and has discussed the proposed arrangement with DAP;
WHEREAS, in order to finalize the agreement with Forest, REPLIDYNE and DAP have agreed to modify the terms of the License Agreement to be consistent with certain terms in the REPLIDYNE/Forest agreement; and
WHEREAS, in light of those developments, the parties agree to revise certain terms of the License Agreement as indicated below.
NOW, THEREFORE, for and in consideration of the premises and covenants contained herein, DAP and REPLIDYNE agree to amend the License Agreement as written below.
1. Section 1.25 “Field” shall be replaced in its entirety. The new Section 1.25 shall be written as follows:
          “1.25 “Field” means all uses of the Drug Product to treat, ameliorate or prevent infectious diseases in humans and all other pharmaceutical uses and indications for the Drug Product.
2. Section 2.1 “License Grant” shall be revised to add at the end such section the following new paragraph:

          “Notwithstanding the foregoing, in the event REPLIDYNE is granted the license under Section 8.2 of the Supply Agreement dated as of December 20, 2004 by and among DAP, Replidyne and Nippon Soda Co., Ltd., DAP hereby grants to REPLIDYNE a non-exclusive, worldwide license under the DAP Patents, DAP Improvements and DAP Know-How (which for this purpose shall include all items relating specifically to the manufacture of Drug Substance) to manufacture Drug Substance anywhere in the world, with the right to sublicense to the Manufacturing Designee (as defined in the Supply Agreement), for the compensation provided in Section 8.3 of the Supply Agreement.”
3. Section 2.7 “Sales Outside the Territory” shall be replaced in its entirety. The new Section 2.7 shall be written as:
          “2.7 Sales Outside the Territory. To the extent not otherwise prohibited by law, REPLIDYNE shall not sell Drug Products to customers outside the Territory or to any party in the Territory which REPLIDYNE has reasonable grounds to believe is likely to export Drug Products outside the Territory. If REPLIDYNE becomes aware that a Third Party in the Territory is exporting Drug Products acquired from REPLIDYNE to a country outside the Territory, then REPLIDYNE shall use Commercially Reasonable Efforts within its legal rights and the remedies afforded by Applicable Laws to deter such Third Party from continuing such exportation. All inquiries or orders received by REPLIDYNE for Drug Products to be delivered to outside Territory shall be referred to DAP. DAP agrees, on behalf of itself and any of its licensees, to prevent exports of Drug Product from outside the Territory into the Territory on the same terms as set forth above.”
4. Section 5.3 “Launch” shall be replaced in its entirety. The new Section 5.3 shall be written as:
          “5.3 Launch. REPLIDYNE shall use Commercially Reasonable Efforts to Launch the initial form of the Drug Product in the United States within six (6) months after obtaining Regulatory Approval and FDA approval of labeling and product launch promotional materials for such Drug Product (the “Six Months Period”); provided that: (a) FDA approves the Drug Product for use in acute sinusitis and either community acquired pneumonia or acute exacerbations of chronic bronchitis; (b) FDA approves dating for the Drug Product of at least eighteen (18) months; and (c) REPLIDYNE or its sublicensee has available launch supplies of Drug Product having such dating. REPLIDYNE shall be required to order Drug Substance for such launch supplies when it is commercially reasonable to do so.
          If REPLIDYNE determines that seasonality considerations indicate that another Launch time is preferable, the Six Months Period may be extended by up to an additional three (3) months.”
5. Section 6.1 “License Fees” shall be replaced in its entirety. The new Section 6.1 shall be written as:
          “6.1 License Fees. In consideration of the rights and benefits granted hereunder, REPLIDYNE shall pay to DAP the following license fees in Japanese Yen (hereinafter referred to as “JPY”):
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

(a) Four hundred million Japanese Yen (JPY 400,000,000) within thirty (30) days after execution of this Agreement;
(b) Three hundred seventy-five million Japanese Yen (JPY 375,000,000) within ninety (90) days after the NDA filing in the Territory [ *** ];
(c) One hundred twenty-five million Japanese Yen (JPY 125,000,000) within ninety (90) days after the NDA approval in the Territory of [ *** ] for any single indication, provided that REPLIDYNE shall pay DAP an additional Two hundred fifty million Japanese Yen (JPY 250,000,000) within ninety (90) days of the earlier of (i) NDA approval in the Territory of [ *** ] which approval includes the acute bacterial sinusitis indication and either community acquired pneumonia or acute exacerbations of chronic bronchitis or (ii) Launch of [ *** ] irrespective of which indications are approved in addition to (f) below;
(d) [ *** ];
(e) [ *** ];
(f) Five hundred million Japanese Yen (JPY 500,000,000) within ninety (90) days after the Launch, provided, however, [ *** ]; and
(g) [ *** ].
[ *** ].”
6. Section 6.2.4 “Reduction of Royalty Rate” shall be replaced in its entirety. The new Section 6.2.4 shall be written as:
          “6.2.4 Reduction of Royalty Rate. Upon the expiration date of all valid claims of the DAP Patents in a given country that would be infringed by the manufacture, use or sale of the Drug Product actually sold by REPLIDYNE in such country but for the license granted herein, the royalty rate in such country shall be reduced to [ *** ] percent ([ *** ]%) of the royalty rates pursuant to Sections 6.2.1 and 6.2.2(a). Additionally, if during the Term of this Agreement any product containing any form of faropenem as an active ingredient is sold in any country in the Territory by a company other than REPLIDYNE, its Affiliates or sublicensees, then the royalty rate on Net Sales of branded Drug Product (i.e., sold using the Trademark) for such country shall be reduced to [ *** ] percent ([ *** ]%) of the royalty rates pursuant to Sections 6.2.1 and 6.2.2(a); provided that if such other product is sold before the expiration of all valid claims of the DAP Patents in such country and such other product infringes at least one such claim, REPLIDYNE is using Commercially Reasonable Efforts to assert any relevant Patents to terminate such sales.
If the launch of a generic equivalent to a Drug Product by a Third Party [ *** ], then, the licenses granted to REPLIDYNE pursuant to this Agreement shall be deemed to include the sale and distribution by REPLIDYNE and its sublicensees of such Drug Product as a generic Drug Product (i.e., without use of the
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

Trademark) in such country of the Territory. REPLIDYNE shall pay to DAP, on each such generic Drug Product an amount equal to [ *** ] percent ([ *** ]%) of the profits on such sales. REPLIDYNE shall not exercise the foregoing license if it appears the generic equivalent to the Drug Product [ *** ]. However, Replidyne or its sublicensee may nevertheless exercise the foregoing license if, [ *** ]. If sales of the generic equivalent of Drug Product terminate for any reason, then Replidyne and its sublicensees shall promptly cease the sale and distribution of the generic product or, to the extent to do so would be prohibited by law or would violate best industry practices, cease the active promotion for sale of the generic product. For purposes of this paragraph “profits” means an amount equal to (a) Net Sales of such generic Drug Product, minus (b) Cost of Goods (as defined in Section 6.2.8) and distribution, selling and marketing costs of REPLIDYNE or its sublicensees for such generic Drug Product in such country of the Territory.”
7. Section 6.2.7 “Inspection of Records” shall be replaced in its entirety. The new Section 6.2.7 shall be written as:
“6.2.7 Inspection of Records. REPLIDYNE shall keep and maintain accurate and complete records with respect to Net Sales, Cost of Goods, royalties and the calculation thereof with respect to Drug Products manufactured, distributed and sold by REPLIDYNE in sufficient detail to enable the determination of the royalties payable to DAP. At DAP’s request, REPLIDYNE shall make such records for the preceding three (3) year period available for inspection and audit at a mutually convenient time within normal business hours by an independent auditor appointed by DAP subject to the reasonable approval of REPLIDYNE, and who shall enter into a confidentiality agreement in favor of REPLIDYNE, for the purpose of verifying the reports and payments submitted to DAP. Said inspection and audit shall be limited to no more than one (1) time during each twelve (12) month period. DAP shall bear the cost of any such inspection and audit, provided that if the inspection and audit shows an underpayment of royalties of more than five percent (5%) of the amount paid for the audited period, then REPLIDYNE shall promptly reimburse DAP for all costs incurred in connection with such inspection and audit and shall promptly pay the amount of the underpayment.”
8. A new Section 6.2.8 shall be added to Article 6 and be written as:
               “6.2.8 [ *** ] Sharing. If [ *** ] for all Drug Product in the Territory exceeds on a calendar quarter basis (i) [ *** ] percent ([ *** ]%) of Net Sales at any time prior to the [ *** ] anniversary of the Launch or (ii) [ *** ] percent ([ *** ]%) of Net Sales during any calendar quarter thereafter (the “[ *** ] Threshold”), the royalty payable by REPLIDYNE to DAP under Section 6.2.1 for such calendar quarter shall be reduced by an amount equal to [ *** ] percent ([ *** ]%) of the amount by which the [ *** ] for such calendar quarter exceeds the [ *** ] Threshold, but in no event by more than [ *** ] percent ([ *** ]%) of Net Sales for such calendar quarter; provided that during the [ *** ] months following Launch, there shall be no reduction in the royalties payable by Replidyne to DAP except to the extent the total reduction determined as described above exceeds [ *** ] US Dollars ($[ *** ]) in such [ *** ] month
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

period. For purposes of this section, [ *** ]. If the royalty payable by REPLIDYNE to DAP under Section 6.2.1 for such calendar quarter is necessary to be reduced as described hereof, REPLIDYNE shall provide DAP, within sixty (60) days after the end of such calendar quarter, a report showing the total reduction of the royalty for such calendar quarter in accordance with the calculation method stipulated above, with detailed information as is reasonably necessary to determine how the amount of such reduction was calculated.”
9. Section 8.3 “Failure to Meet Sales and Marketing Plan” shall be replaced in its entirety. The new Section 8.3 shall be written as:
               “8.3 Failure to Meet Sales and Marketing Plan.
          (a) Commencing with the second calendar year in which REPLIDYNE and its sublicensees have been selling Drug Product in the Territory for the full twelve (12) months of such calendar year, and for the following four (4) calendar years thereafter, in the event that REPLIDYNE and its sublicensees, fail for two (2) consecutive calendar years to substantially perform the planned sales and marketing activities of the Drug Product stipulated in the Sales and Marketing Plan, including the sales forecast in the Sales and Marketing Plan, for reasons other than those beyond their reasonable control, DAP shall so notify REPLIDYNE and the Parties shall promptly discuss the matter in good faith for up to [ *** ] months following REPLIDYNE’s receipt of such notice. Within [ *** ] days after expiration of such [ *** ] month period, if REPLIDYNE does not pay to DAP an amount equal to the difference between (i) the royalties that would have been due to DAP under Section 6.2.1 had REPLIDYNE achieved [ *** ] the Sales and Marketing Plan for such two (2) consecutive calendar years and (ii) the royalties paid to DAP based on actual sales, or the Parties do not otherwise agree, upon written notice to REPLIDYNE, DAP may alter the exclusive license granted to REPLIDYNE under this Agreement to become a non-exclusive license. In calendar years in which REPLIDYNE and its sublicensees have been selling Drug Product for a full twelve (12) months, “substantially perform” shall mean [ *** ].
          (b) If the license becomes non-exclusive, REPLIDYNE shall no longer have the first right under Section 10.2 to bring a suit or action for infringement of the Patents in the Territory and the Parties shall no longer be bound by Article 15. In addition, REPLIDYNE shall grant to DAP, a non-exclusive, royalty-bearing license to use the information, know-how, and documentation generated by REPLIDYNE under this Agreement in connection with the development and commercialization of Drug Product. DAP may sublicense the foregoing rights upon prior written notice to REPLIDYNE. In consideration for the rights granted to DAP, DAP shall pay REPLIDYNE a royalty equivalent to [ *** ] percent ([ *** ]%) of net sales of Drug Product by DAP, its Affiliates or sublicensees.”
10. A new Section 8.4 shall be added to Article 8 and be written as:
          “8.4 Phase IV Studies Outside the Territory. Neither party will undertake, or permit its Affiliates or (sub)licensees to undertake, whether within or outside the Territory, any pre-clinical or clinical marketing studies of the Drug Product, including, without limitation, Phase IV marketing studies, but excluding any studies required for
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

registration or imposed by regulatory authority in a country within a party’s territory, without consultation with, and approval of, the other Party.
          The Parties will also coordinate worldwide publication strategy and activities related to scientific conferences inside and outside the Territory. Each Party shall be afforded the opportunity to review and approve any scientific paper or presentation with respect to the Drug Product proposed for publication, presentation or distribution by the other Party, its Affiliates or their (sub)licensees and shall have no more than ten (10) days to complete such review and approval. The Party proposing publication or presentation shall not unreasonably reject comments furnished by the other Party, will comply with the other Party’s request to delete references to its Confidential Information in any such publication or presentation and will delay publication for such reasonable period requested by the other Party to permit the filing of patent applications concerning any intellectual property rights of a Party disclosed in material proposed for such publication or presentation. In no event will Confidential Information of a Party be published without the consent of such Party.
          The Parties will coordinate the disclosure of the initiation and results of clinical studies performed pursuant to the Development Plan to the extent required by law or best industry practices; provided that all proposed disclosures and publications will be submitted for expeditious review by the other Party and due regard will be given to the comments of each Party, the maintenance of confidentiality of Confidential Information of each Party and allowing time for intellectual property registrations as provided above. Nothing set forth herein shall be deemed to limit or restrict either Party from disclosing the results of clinical trials (whether performed by the Parties or by Third Parties) to the extent required by law or best industry practices.”
11. Section 9.1 “Maintenance of Patents” shall be replaced in its entirety. The new Section 9.1 shall be written as:
          “9.1 Maintenance of Patents. DAP shall, at its expense and on a timely basis in each country in the Territory: (a) use Commercially Reasonable Efforts in all countries in the Territory to file DAP Patents and the DAP Logogram; (b) pay all fees and file all documentation and other materials required by any governmental authority in each applicable country to maintain and/or renew the DAP Patents and DAP Logogram; and (c) diligently seek strong and broad claims under the DAP Patents and use Commercially Reasonable Efforts to otherwise maintain the DAP Patents and DAP Logogram in all countries in the Territory. DAP shall provide REPLIDYNE with copies of all correspondence, documentation and/or submissions provided to, and received from the U.S. Patent and Trademark Office and other comparable governmental authorities relating to the DAP Patents and/or DAP Logogram. DAP and its attorneys or agents shall consult with REPLIDYNE in all aspects of the prosecution and maintenance of the DAP Patents in the Territory and shall provide REPLIDYNE sufficient opportunity to comment on any related document that DAP intends to file or to cause to be filed with the relevant governmental authority in advance of such filing. Any actions recommended by REPLIDYNE for such purpose will not be unreasonably denied or delayed by DAP. Notwithstanding anything to the contrary set forth herein, strategic decisions relating to the prosecution (including decisions relating to reexamination or reissue of issued patents) of DAP Patents and material components of the implementation of such
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

decisions shall require the consensus of DAP, REPLIDYNE and any REPLIDYNE sublicensee.”
     12. Section 12.2 “Adverse Events” shall be replaced in its entirety. The new Section 12.2 shall be written as:
          “12.2 Adverse Events. The Parties shall promptly provide each other with necessary information and data relating to adverse events, regardless of causality, associated with the use of Drug Substance or Drug Products or other forms of faropenem (collectively referred to as the “Compound” below), received by or reported to the Parties from any sources anywhere in the world during the Term of this Agreement, in accordance with the written reporting procedure to be separately agreed upon by the Parties. Until the above referenced procedures are agreed upon, each of the Parties shall disclose to the other Party all safety reports and other information which it may from time to time receive or obtain whether from sources within or without the Territory with respect to any adverse events with respect to the Compound. Specifically, all serious adverse events and reactions, whether believed due to the Compound or not, will be transmitted to the other Party within ten (10) calendar days of first knowledge of the event/reaction except for deaths which will be transmitted within five (5) calendar days. All aggregate reports of adverse events submitted to a health authority will be transmitted to the other Party within ten (10) calendar days of transmission to the health authority. Each Party will be responsible for the submission of safety data in countries where such Party or its (sub)licensees or designees have rights to market the Compound. All questions from and responses relating to each adverse events and reactions with respect to the Compound to a health authority will be transmitted to the other Party within ten (10) days of receipt/transmission.”
     13. Article 15 “Non-Competition” shall be replaced in its entirety. The new Article 15 shall be written as:
          “With respect to any country in the Territory, from the Effective Date until the [ *** ] anniversary of [ *** ], neither REPLIDYNE, its sublicensees and its Affiliates nor DAP shall market, sell, offer to sell, distribute or import in or into such country, any product, except for Drug Products, that is [ *** ] of an antibiotic [ *** ] and directed to [ *** ] (hereinafter referred to as “Competitive Product(s)”). The foregoing restriction shall not prevent either Party from marketing or selling a [ *** ] antibiotic for [ *** ]. If, after the [ *** ] anniversary of [ *** ], either Party proposes to market or sell a Competitive Product in the Territory, (a) such Party must first consult with the other Party and provide reasonable assurances to the other Party that such activities will not impair promotion and sale efforts for the Drug Product in the Territory, and (b) subject to subsection (a), such Party may market and sell a Competitive Product in the Territory; provided that such activities do not in fact impair promotion and sales efforts with respect to Drug Product in the Territory. At the other Party’s request, such Party shall provide documentation and other objective evidence to substantiate that the marketing and sale of such Competitive Product will not impair promotion and sales efforts for the Drug Product in the Territory. Further, at the other Party’s request, the Parties shall promptly meet to discuss such matters in good faith. A Party shall not be deemed in breach of this Article 15 if either Party, as the case may be, acquires a Competitive Product through a merger or acquisition by or of a Third Party and the surviving entity (x) does not (or promptly ceases to) promote the Competitive Product actively, (y) promptly announces
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

its intention to divest such Competitive Product and thereafter completes such divestment within [ *** ] months, or (z) promptly implements firewall mechanisms (including separate sales forces and marketing management) which assure to the reasonable satisfaction of the other Party that sales and promotional efforts with respect to the Drug Product will not be adversely affected by such merger or acquisition, and further provided that in case DAP is merged or acquired by its Affiliate, such merging or acquiring Affiliate shall not be bound by this Article 15; however, in such event the Parties shall mutually agree upon a mechanism for ensuring that information provided by REPLIDYNE under this Agreement is not provided to the group within such Affiliate that is responsible for marketing the Competitive Product(s). In addition, excluding the case of Co-Promotion stipulated under Section 8.2 of this Agreement, DAP shall not itself, and shall not license or transfer rights to any Affiliate or a Third Party to, market, sell, offer to sell, distribute or import in any country in the Territory any faropenem containing product (including, but not limited to analogs, homologues, derivatives, salts, metabolites, esters, enantiomers, polymorphs and pro-drugs of Drug Substance) during the Term of this Agreement.”
     14. Section 16.2 “Termination due to Material Breach” shall be replaced in its entirety. The new Section 16.2 shall be written as:
          “In the event of any material breach of this Agreement by either Party, the Party not in breach shall be entitled to dispatch to the Party in material breach a demand for correction of such material breach within a stipulated, reasonable period, which period shall not be less than sixty (60) days following the date of receipt of the written demand. If the Party in material breach as aforesaid fails to correct the material breach within the stipulated, reasonable period or such longer period of time mutually agreed to by the Parties, the Party not in breach shall have the unconditional right and option to terminate this Agreement immediately upon giving to the Party in material breach written notice of such termination. Notwithstanding the preceding, if a Party disputes the existence of a material breach or the timeliness or adequacy of any cure thereof and commences dispute resolution under Article 25, no termination of this Agreement shall be effective unless such breach or failure of cure has been established by arbitration pursuant to Article 25 hereof. The Party found to be in breach as the result of dispute resolution under Article 25 shall have twenty (20) days after such decision to correct the material breach, or such longer period of time as the arbitrators may determine is reasonable under the circumstances. [ *** ]. If REPLIDYNE [ *** ] fails to correct any material breach of REPLIDYNE within the time required termination shall become effective retroactive to the end of DAP’s original sixty (60) day notice period.”
     15. Section 16.5 “Other Case for Termination” shall be replaced in its entirety. The new Section 16.5 shall be written as:
        “16.5 Other Cases for Termination. Either Party shall have the right and option to terminate this Agreement immediately at any time, by notice in writing to the other Party in the event that such other Party:
(a)	passes any resolution for or permits any proceedings for its winding up; or

(b)	makes a general assignment for the benefit of creditors; or
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

(c) has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent; or

(d) has filed against it or files any petition or answer seeking reorganization, readjustment, or arrangement of its business or debts and such action remains undismissed or unstayed for a period of more than sixty (60) days.

[ *** ].”
16. DAP represents and warrants to REPLIDYNE and Forest that:
(a) The License Agreement constitutes a legal and validly binding obligation of DAP, and is in full force and effect and enforceable in accordance with its terms and that no event has occurred that would give DAP the right to terminate or limit such agreement or to give DAP the right to seek damages or other legal or equitable remedies with respect thereto;

(b) All of DAP’s representations under Article 19 of the License Agreement are true and correct in all material respects as of the Second Amendment Date; and

(c) To the best of DAP’s knowledge as of the Second Amendment Date, DAP has not received any oral allegations from a Third Party that the manufacture, use or sale of Drug Substance or Drug Product infringes the proprietary rights of such Third Party.
17. DAP acknowledges and agrees that in the event of a breach by DAP of the License Agreement, REPLIDYNE or its sublicensee(s) shall be entitled to pursue an arbitration proceeding in accordance with the terms of the License Agreement to recover the damages incurred by REPLIDYNE and its sublicensee(s) from such breach.
18. In satisfaction of the requirement under Section 2.4 of the License Agreement, DAP hereby consents to Replidyne’s proposed sublicense to Forest of rights under the License Agreement. Replidyne and DAP agree that they will meet together with Forest up to twice per year to review and discuss among the three companies the progress of development and commercial efforts for Drug Products.
19. DAP hereby affirms that REPLIDYNE offered the opportunity to co-promote the Drug Product in the Territory in accordance with Section 8.2 of the License Agreement, DAP declined such offer and REPLIDYNE is free to conclude its co-promotion arrangement with Forest.
20. No other changes. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the License Agreement shall remain in full force and effect.
21. Term of this Amendment. This Amendment shall become effective as of the Second Amendment Date and shall remain in full force and effect during the term of the License Agreement; provided, however, that in case Replidyne decides not to enter into a sublicense agreement with Forest, this Amendment shall be terminated except Section 6.1 of the License Agreement as amended hereof when REPLIDYNE informs DAP to do so.
          IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized officers upon the date first above written in duplicate original, one (1) original to be retained by each of DAP and REPLIDYNE.
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

DAIICHI ASUBIO PHARMA CO., LTD.		REPLIDYNE, INC.

Signature:	/s/ George Nakayama	Signature:	/s/ Kenneth Collins

Name: George Nakayama		Name: Kenneth Collins

Title: President		Title: President and Chief Executive Officer

Date: February 10, 2006		Date: 2/10/06
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.